EXHIBIT 99.1

WESTERN GAS NAMES NEW
CHIEF FINANCIAL OFFICER

HOUSTON–(PRNEWSWIRE)– May 22, 2017 – Western Gas Partners, LP (NYSE: WES) and Western Gas Equity Partners, LP (NYSE: WGP) (collectively the “Partnerships”) announced that the boards of directors of their general partners have appointed Jaime R. Casas as Senior Vice President, Chief Financial Officer and Treasurer of the Partnerships effective immediately. He will succeed Benjamin M. Fink, who was recently named President and Chief Executive Officer of the Partnerships.
“We are delighted to have added such a seasoned energy executive to our executive team. Jaime brings a long and successful track record of financial leadership in the energy industry, and has managed both corporate and master limited partnership publicly traded entities,” said Fink. “His experience and expertise are a great fit for Western Gas as it continues to deliver sustainable growth as a large-cap MLP.”
Prior to joining Western Gas, Mr. Casas served as Senior Vice President and Chief Financial Officer of Clayton Williams Energy, Inc. Previously, he served as Vice President and Chief Financial Officer of the general partner of LRR Energy, L.P., a publicly traded exploration and production master limited partnership, from 2011 until its sale in 2015, and as Vice President and Chief Financial Officer of Laredo Energy, a privately held oil and gas company, from 2009 to 2011.

Western Gas Partners, LP (“WES”) is a growth-oriented Delaware master limited partnership formed by Anadarko Petroleum Corporation to acquire, own, develop and operate midstream energy assets. With midstream assets located in the Rocky Mountains, North-central Pennsylvania and Texas, WES is engaged in the business of gathering, compressing, treating, processing, and transporting natural gas, and gathering, stabilizing and transporting condensate, natural gas liquids and crude oil for Anadarko, as well as for other producers and customers.

Western Gas Equity Partners, LP (“WGP”) is a Delaware master limited partnership formed by Anadarko to own the following types of interests in WES: (i) the general partner interest and all of the incentive distribution rights in WES, both owned through WGP’s 100% ownership of WES’s general partner, and (ii) a significant limited partner interest in WES.

For more information about Western Gas Partners, LP, Western Gas Equity Partners, LP, and Western Gas Flash Feed updates, please visit www.westerngas.com.

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Western Gas Contact
Jonathon E. VandenBrand
Director, Investor Relations
jon.vandenbrand@anadarko.com
832.636.6000